Fixed Overview Report: CSMC 07-3 prelim 6s

Summary of Loans in Statistical Calculation Pool

(As of 3/12/2007 )

Range

Total Number of Loans		723
Total Outstanding Balance		$412,173,335
Average Loan Balance		$570,088	$194,911 to	$ 1,486,432
WA Mortgage Rate		6.544%	6.250% to	7.125%
WA Original Term (months)		360	300 to	360
WA Remaining Term (months)		346	282 to	360
WA Age (months)		14	0 to	64
WA LTV		70.33%	23.81% to	100.00%
WA CLTV		74.79%	23.81% to	100.00%
WA FICO		742	0 to	828
Balloon		0.70%
California North		17.40%
California South	(ZIP : 90000 - 93600)	31.05%
Size (% of pool)	Jumbo/Super-Jumbo	100.00%
	Conforming (Size=C)	0.00%
Secured by (% of pool)	1st Liens	100.00%
	2st Liens	0.00%

Top 10 States	Top 10 Prop	Doc Types	Purpose Codes	Occ Codes	IO Loans

CA	48.45%	SFR	66.73%	FL	52.31%	P	45.63%	P	93.91%	0	80.97%
FL	7.20%	PUD	27.66%	SS	9.51%	CO	32.08%	S	3.61%	120	18.31%
NY	5.48%	CO	2.92%	NAV	0.13%	RT	21.61%	I	2.48%	60	0.72%
AZ	4.58%	2-4F	2.59%	NIV	28.13%	CP	0.68%
WA	3.78%	CP	0.10%	RE	7.76%
NV	3.70%			NR	0.23%
NJ	3.29%			LT	1.94%
CO	2.95%
TX	2.74%
GA	2.61%

This  free writing prospectus is  not required  to contain all information that is required to be  included in the  base prospectus and the  prospectus supplement  that will be  prepared for the securities  offering to which  this free writing prospectus relates. This  free writing prospectus is  not an offer to  sell or a  solicitation of an offer to  buy these securities in any state  where such offer, solicitation or sale is  not permitted. The information in this free writing prospectus is  preliminary, and may be  superseded by an additional free writing prospectus provided to  you prior to the time  you enter into a contract of sale. This preliminary free writing prospectus is being  delivered to you solely to  provide you with  information about the  offering of the Certificates referred to in this preliminary free writing prospectus and to  solicit an offer to  purchase the  Certificates, when, as and if issued. Any such offer to  purchase made  by you will not be accepted and will not constitute a  contractual commitment by you to  purchase any of the Certificates  until we have accepted your offer to  purchase Certificates. We will not accept any offer by you to  purchase Certificates, and  you will not have any contractual commitment to  purchase any of the Certificates  until after you have received the  free writing prospectus provided to  you prior  to the  time you enter into a  contract of sale. You may withdraw your offer to purchase Certificates at any time prior  to our acceptance of your offer. Any legends, disclaimers  or other notices that may appear at the  bottom of the  email communication to which  this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2)  no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being  confidential are not applicable to these materials and should  be disregarded. Such legends, disclaimers  or other notices  have been automatically generated as  a result of these materials having been sent via Bloomberg or another system.

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV
All	412,173,334.84	723	100.00	570,087.60	6.25	7.13	6.54	6.30	346	14	742	70
orig_balance
400000.01 =< ... < 500000.01	134,779,556.66	296	32.70	455,336.34	6.25	7.13	6.56	6.31	345	15	734	71
500000.01 =< ... < 600000.01	120,111,760.89	221	29.14	543,492.13	6.25	7.13	6.52	6.28	346	13	743	72
600000.01 =< ... < 700000.01	62,931,307.68	99	15.27	635,669.77	6.25	7.13	6.57	6.33	348	12	743	72
700000.01 =< ... < 800000.01	29,029,395.21	41	7.04	708,034.03	6.25	6.88	6.53	6.28	347	13	758	70
800000.01 =< ... < 900000.01	17,480,189.29	21	4.24	832,389.97	6.25	6.88	6.56	6.32	348	12	755	69
900000.01 =< ... < 1000000.01	14,101,951.47	15	3.42	940,130.10	6.25	6.88	6.54	6.31	339	21	753	68
1000000 =< ... < 1250000	20,970,249.93	21	5.09	998,583.33	6.25	6.88	6.55	6.33	342	18	743	61
>= 1250000.01	12,768,923.71	9	3.10	1,418,769.30	6.25	6.88	6.53	6.28	350	10	747	64
Sched_Balance
100000.01 =< ... < 200000.01	194,910.95	1	0.05	194,910.95	6.75	6.75	6.75	6.55	350	10	782	80
200000.01 =< ... < 300000.01	506,826.70	2	0.12	253,413.35	6.25	6.38	6.30	6.05	333	27	753	73
300000.01 =< ... < 400000.01	1,919,077.50	5	0.47	383,815.50	6.38	6.88	6.64	6.41	319	41	764	68
400000.01 =< ... < 500000.01	142,091,949.00	310	34.47	458,361.13	6.25	7.13	6.55	6.30	345	15	734	71
500000.01 =< ... < 600000.01	114,825,215.94	209	27.86	549,402.95	6.25	7.13	6.54	6.29	347	13	742	72
600000.01 =< ... < 700000.01	61,647,569.56	96	14.96	642,162.18	6.25	7.13	6.56	6.32	348	12	744	72
700000.01 =< ... < 800000.01	26,777,583.18	36	6.50	743,821.76	6.25	6.88	6.51	6.27	348	12	757	69
800000.01 =< ... < 900000.01	19,690,345.43	23	4.78	856,101.98	6.25	6.88	6.56	6.32	345	15	752	68
900000.01 =< ... < 999999.99	22,267,507.43	23	5.40	968,152.50	6.25	6.88	6.56	6.33	342	18	757	63
1000000 =< ... < 1250000	9,483,425.44	9	2.30	1,053,713.94	6.25	6.88	6.52	6.30	344	16	728	65
>= 1250000.01	12,768,923.71	9	3.10	1,418,769.30	6.25	6.88	6.53	6.28	350	10	747	64
state TOP 10
CA	199,704,443.02	360	48.45	554,734.56	6.25	7.13	6.51	6.27	345	15	741	69
Other	62,764,905.71	106	15.23	592,121.75	6.25	7.13	6.58	6.35	345	14	745	73
FL	29,665,626.33	54	7.20	549,363.45	6.25	6.99	6.57	6.33	349	11	737	69
NY	22,568,548.64	37	5.48	609,960.77	6.25	7.13	6.66	6.41	344	16	736	74
AZ	18,877,743.01	32	4.58	589,929.47	6.25	7.13	6.58	6.33	349	11	752	68
WA	15,573,051.56	28	3.78	556,180.41	6.25	7.00	6.52	6.27	350	10	759	72
NV	15,232,223.48	25	3.70	609,288.94	6.25	6.88	6.59	6.36	350	10	735	69
NJ	13,559,765.58	23	3.29	589,555.03	6.25	7.13	6.60	6.36	351	9	735	67
CO	12,178,740.61	22	2.95	553,579.12	6.25	7.00	6.53	6.29	348	12	745	77
TX	11,294,465.37	19	2.74	594,445.55	6.25	6.88	6.59	6.33	335	25	728	77
GA	10,753,821.53	17	2.61	632,577.74	6.25	6.75	6.45	6.21	345	12	758	71
Orig_LTV
0 =< ... < 50.01	33,979,229.65	57	8.24	596,126.84	6.25	6.88	6.49	6.26	345	15	755	43
50.01 =< ... < 60.01	58,172,077.34	98	14.11	593,592.63	6.25	7.00	6.56	6.34	347	13	753	56
60.01 =< ... < 70.01	75,554,159.08	123	18.33	614,261.46	6.25	6.88	6.51	6.27	345	15	750	66
70.01 =< ... < 80.01	239,384,813.56	434	58.08	551,577.91	6.25	7.13	6.56	6.31	346	14	736	78
80.01 =< ... < 90.01	4,603,155.21	10	1.12	460,315.52	6.25	6.88	6.53	6.26	347	13	709	89
90.01 =< ... < 100.01	479,900.00	1	0.12	479,900.00	6.88	6.88	6.88	6.63	360	0	745	100
Curr_Rate
6.25 =< ... < 6.5	162,349,602.14	288	39.39	563,713.90	6.25	6.49	6.31	6.07	344	15	750	70
6.5 =< ... < 6.75	125,270,019.06	218	30.39	574,633.11	6.50	6.74	6.55	6.31	347	13	737	70
6.75 =< ... < 7	113,503,419.81	196	27.54	579,099.08	6.75	6.99	6.82	6.58	347	13	738	71
7 =< ... < 7.25	11,050,293.83	21	2.68	526,204.47	7.00	7.13	7.04	6.79	350	10	721	78
Property_Type

This  free writing prospectus is  not required  to contain all information that is required to be  included in the  base prospectus and the  prospectus supplement  that will be  prepared for the securities  offering to which  this free writing prospectus relates. This  free writing prospectus is  not an offer to  sell or a  solicitation of an offer to  buy these securities in any state  where such offer, solicitation or sale is  not permitted. The information in this free writing prospectus is  preliminary, and may be  superseded by an additional free writing prospectus provided to  you prior to the time  you enter into a contract of sale. This preliminary free writing prospectus is being  delivered to you solely to  provide you with  information about the  offering of the Certificates referred to in this preliminary free writing prospectus and to  solicit an offer to  purchase the  Certificates, when, as and if issued. Any such offer to  purchase made  by you will not be accepted and will not constitute a  contractual commitment by you to  purchase any of the Certificates  until we have accepted your offer to  purchase Certificates. We will not accept any offer by you to  purchase Certificates, and  you will not have any contractual commitment to  purchase any of the Certificates  until after you have received the  free writing prospectus provided to  you prior  to the  time you enter into a  contract of sale. You may withdraw your offer to purchase Certificates at any time prior  to our acceptance of your offer. Any legends, disclaimers  or other notices that may appear at the  bottom of the  email communication to which  this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2)  no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being  confidential are not applicable to these materials and should  be disregarded. Such legends, disclaimers  or other notices  have been automatically generated as  a result of these materials having been sent via Bloomberg or another system.

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV
2 Family	8,486,826.25	13	2.06	652,832.79	6.38	7.13	6.73	6.49	351	9	730	77
3 Family	2,202,333.81	3	0.53	734,111.27	6.75	6.88	6.83	6.48	343	17	774	65
Co-op	405,276.92	1	0.10	405,276.92	6.38	6.38	6.38	6.13	338	22	663	76
Condo	9,411,870.84	17	2.28	553,639.46	6.25	7.00	6.56	6.32	345	15	758	73
Condo - High Rise >8 floors	456,446.70	1	0.11	456,446.70	6.25	6.25	6.25	6.00	327	33	759	64
Condo - Low Rise <5 floors	1,456,000.69	3	0.35	485,333.56	6.25	6.88	6.58	6.33	356	4	751	87
Condo - Mid Rise 5-8 floors	723,500.00	1	0.18	723,500.00	6.50	6.50	6.50	6.25	359	1	767	57
PUD	113,995,213.86	199	27.66	572,840.27	6.25	7.13	6.56	6.32	347	13	743	71
Single Family Detached	12,948,962.98	21	3.14	616,617.28	6.25	6.88	6.49	6.24	358	2	730	73
Single Family Residence	262,086,902.79	464	63.59	564,842.46	6.25	7.13	6.53	6.29	345	15	741	70
Purpose
Construction/Permanent	2,789,048.76	5	0.68	557,809.75	6.25	6.75	6.45	6.20	335	25	757	78
Purchase	188,073,535.80	326	45.63	576,912.69	6.25	7.13	6.55	6.31	347	13	746	73
Refinance - Cashout	132,231,967.67	241	32.08	548,680.36	6.25	7.13	6.52	6.28	346	14	736	69
Refinance - Rate Term	89,078,782.61	151	21.61	589,925.71	6.25	7.13	6.57	6.33	343	17	741	66
Occupancy
Investment	10,221,913.52	19	2.48	537,995.45	6.25	7.00	6.65	6.40	349	11	736	72
Primary	387,080,460.54	677	93.91	571,758.44	6.25	7.13	6.54	6.30	346	14	742	70
Secondary	14,870,960.78	27	3.61	550,776.33	6.25	6.88	6.57	6.33	336	21	752	70
Orig_Term
300 =< ... < 312	536,463.63	1	0.13	536,463.63	6.25	6.25	6.25	6.00	282	18	804	66
324 =< ... < 336	478,308.21	1	0.12	478,308.21	6.38	6.38	6.38	6.13	304	20	687	46
360 =< ... < 372	411,158,563.00	721	99.75	570,261.53	6.25	7.13	6.54	6.30	346	14	742	70
Doc_Type
Full	215,614,696.34	383	52.31	562,962.65	6.25	7.13	6.52	6.27	346	14	739	71
Lite Doc	7,980,647.88	15	1.94	532,043.19	6.25	7.13	6.50	6.25	333	27	738	69
No Asset Verification	532,819.57	1	0.13	532,819.57	6.38	6.38	6.38	6.13	332	28	688	74
No Income Verification	115,935,275.65	203	28.13	571,109.73	6.25	7.13	6.58	6.34	346	13	739	71
No Ratio	932,889.27	1	0.23	932,889.27	6.63	6.63	6.63	6.38	308	52	804	80
Reduced (partial)	31,983,084.75	53	7.76	603,454.43	6.25	7.00	6.56	6.31	348	12	760	72
Stated / Stated	39,193,921.38	67	9.51	584,983.90	6.25	6.88	6.57	6.36	345	15	753	63
Fico
0 =< ... < 99	448,825.28	1	0.11	448,825.28	6.50	6.50	6.50	6.25	317	43		75
550 =< ... < 600	3,210,860.30	6	0.78	535,143.38	6.25	6.88	6.64	6.39	351	9	588	71
600 =< ... < 650	12,078,334.17	24	2.93	503,263.92	6.25	7.00	6.61	6.36	346	14	633	74
650 =< ... < 700	55,585,209.15	100	13.49	555,852.09	6.25	7.13	6.59	6.35	344	16	679	73
700 =< ... < 750	134,586,746.54	239	32.65	563,124.46	6.25	7.13	6.55	6.31	346	14	726	72
750 =< ... < 800	174,965,845.09	300	42.45	583,219.48	6.25	7.13	6.53	6.29	347	13	774	68
800 =< ... < 850	31,297,514.31	53	7.59	590,519.14	6.25	6.88	6.47	6.22	340	19	806	67
interest_only_period
0	333,741,166.39	593	80.97	562,801.29	6.25	7.13	6.53	6.29	344	15	740	71
120	75,467,453.60	125	18.31	603,739.63	6.25	7.00	6.59	6.36	353	7	749	69
60	2,964,714.85	5	0.72	592,942.97	6.25	6.88	6.54	6.29	329	31	746	75

This  free writing prospectus is  not required  to contain all information that is required to be  included in the  base prospectus and the  prospectus supplement  that will be  prepared for the securities  offering to which  this free writing prospectus relates. This  free writing prospectus is  not an offer to  sell or a  solicitation of an offer to  buy these securities in any state  where such offer, solicitation or sale is  not permitted. The information in this free writing prospectus is  preliminary, and may be  superseded by an additional free writing prospectus provided to  you prior to the time  you enter into a contract of sale. This preliminary free writing prospectus is being  delivered to you solely to  provide you with  information about the  offering of the Certificates referred to in this preliminary free writing prospectus and to  solicit an offer to  purchase the  Certificates, when, as and if issued. Any such offer to  purchase made  by you will not be accepted and will not constitute a  contractual commitment by you to  purchase any of the Certificates  until we have accepted your offer to  purchase Certificates. We will not accept any offer by you to  purchase Certificates, and  you will not have any contractual commitment to  purchase any of the Certificates  until after you have received the  free writing prospectus provided to  you prior  to the  time you enter into a  contract of sale. You may withdraw your offer to purchase Certificates at any time prior  to our acceptance of your offer. Any legends, disclaimers  or other notices that may appear at the  bottom of the  email communication to which  this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2)  no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being  confidential are not applicable to these materials and should  be disregarded. Such legends, disclaimers  or other notices  have been automatically generated as  a result of these materials having been sent via Bloomberg or another system.